UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2008 (February 20, 2008)

NN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Waters Edge Drive		37604
Johnson City, Tennessee		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (423) 743-9151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFT 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFT 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 4.02(a).     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 26, 2008, NN, Inc. (the "Company") announced that it will restate its previously issued financial statements for the second quarter ended June 30, 2007 and the third quarter ended September 30, 2007.  In preparing these financial statements, management concluded that, due to the internal restructuring of the Metal Bearing Components segment in the second quarter and the lower than expected sales of the Precision Metal Components segment in the third quarter, the carrying amount of certain long-lived assets may not be recoverable.  As a result, management performed impairment tests in both the second and third quarters in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144").

An impairment charge of $1.932 million ($1.452 million after-tax) was initially recorded in the second quarter, which related to a customer contract intangible asset recorded in conjunction with the October 2005 acquisition of the assets of SNR Roulements.  An impairment charge of $5.6 million ($3.7 million after-tax) was initially recorded in the third quarter, which related to a customer relationship intangible asset that had been recorded in conjunction with the November 30, 2006 acquisition of Whirlaway Corporation.   After performing the impairment tests based on the Company's assumptions and interpretation of the provisions of SFAS 144, management determined that these intangible assets were impaired and consequently recorded non-cash charges to write these assets down to the value supported by a fair value analysis based on their forecasted cash flows.

During the preparation of its year-end financial statements and in response to a comment letter issued by the Division of Corporation Finance of the Securities and Exchange Commission related to a routine review of the Company's third quarter 10-Q filings, management re-evaluated the assessment of asset groups used to determine the grouping of long-lived assets and the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities to test for impairment pursuant to SFAS 144.  After this re-evaluation, management determined that different asset groups and cash flow assumptions should have been utilized in its assessment of whether the carrying value of its asset groups were recoverable.  Upon testing the new asset groups for recoverability, management has determined that the undiscounted cash flows indicated the asset groups are recoverable.  Accordingly, the previously recorded non-cash impairment charges related to these assets were not supported and should be reversed.  The Company has determined that the Metal Bearing Component's contract intangible should continue to be amortized over the remainder of its original useful life of five years and the Precision Component's customer relationship intangible asset should be amortized over a remaining useful life of ten years, which has been revised from its originally assumed life of twenty years.

After discussions between management and the Audit Committee of the Board of Directors of NN, Inc. on February 20, 2008, management, at the direction of the Audit Committee, concluded that the Company should restate its previously issued financial statements for the three and six months ended June 30, 2007 and the three and nine months ended September 30, 2007.

Management believes that the net effect of adjustments that will be made in the restated financial statements will be to increase net income by $1.5 million, or $0.08 per share for the three and six months ended June 30, 2007 and to increase net income by $3.6 million, or $0.21 and $5.1 million, or $0.30 per share respectively for the three and nine months ended September 30, 2007.  Total assets and total stockholder’s equity will increase by approximately $1.5 million at June 30, 2007 and $5.1 million at September 30, 2007.  In light of the restatement of the interim financial information, the Company’s management and the Audit Committee of its Board of Directors has concluded that the previously issued financial statements for the second quarter ended June 30, 2007 and the third quarter ended September 30, 2007 should no longer be relied upon.  The Company intends to file amended Form 10-Q’s for these quarters as soon as practicable.

The Company’s management has concluded that this matter resulted from a material weakness in its internal controls over the accounting for the impairment of long-lived assets and that its disclosure controls and procedures were ineffective as of June 30, 2007, September 30, 2007 and December 31, 2007.  However, as of the date of the filings of the Company's Form 10-Q/A for the second and third quarters of 2007, the material weakness in the Company’s internal control over financial reporting with respect to the accounting for the impairment of long-lived assets has been remediated by the inclusion of enhanced procedures surrounding these calculations.

The Audit Committee and management of the Company have discussed the matters disclosed pursuant to this Item 4.02(a) filing with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP.

A copy of the press release relating to such conclusions, dated February 26, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated February 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NN, INC.

Date: February 26, 2008	By:	/s/ William C. Kelly, Jr.
Name: William C. Kelly, Jr.
Title: Vice President and Chief Administrative Officer